EXHIBIT 99.1

FOR IMMEDIATE RELEASE
CONTACT:  John Sztykiel, CEO, or Jim Knapp, CFO
Spartan Motors, Inc. / (517) 543-6400
or
Jeff Lambert, Ryan McGrath
Lambert, Edwards & Associates, Inc.
(616) 233-0500 rmcgrath@lambert-edwards.com

Spartan Motors to Pay Regular Divided, Declares Special Dividend

CHARLOTTE, Michigan, November 7, 2005 - Spartan Motors, Inc. (NASDAQ: SPAR) today announced its board of directors declared a special dividend of $0.04 per share of common stock. As announced in April 2005, Spartan will also pay its second regular cash dividend of $0.11 per share, for total dividend payments of $0.26 in 2005.

The Charlotte, Mich.-based manufacturer of custom motorhome chassis, fire truck chassis and emergency-rescue vehicles said the regular and special cash dividend is payable on Dec. 15, 2005 to shareholders of record at the close of business on Nov. 15, 2005.

Spartan raised its regular cash dividend a year ago to two bi-annual payments of $0.11 per share or a total of $0.22 per share. Spartan has been paying bi-annual regular cash dividends since 2003 and special dividends for 16 years, and its total dividend payout has more than tripled over the last four years.

"We continue to believe dividends are a great way to generate an excellent return for our investors, and see special dividends as way to further share profits with our investors," said John Sztykiel, chief executive officer of Spartan Motors. "At the same time, our dividends reflect the Board's confidence in Spartan's 2005 results, and also our expected top and bottom-line growth in 2006."

About Spartan Motors
Spartan Motors, Inc. (www.spartanmotors.com) designs, engineers and manufactures custom chassis and vehicles for the recreational vehicle, fire truck, ambulance and emergency-rescue markets. The Company's brand names - SpartanTM, Crimson FireTM, Crimson Fire AerialsTM, and Road RescueTM - are known in their market niches for quality, value, service and being the first to market with innovative products. The Company employs approximately 900 at facilities in Michigan, Alabama, Pennsylvania, South Carolina, and South Dakota. Spartan Motors is publicly traded on The Nasdaq Stock Market under the ticker symbol SPAR.

The statements contained in this news release include certain predictions and projections that may be considered "forward-looking statements" under the securities laws. These forward-looking statements are identifiable by words or phrases indicating that the Company or management "expects," "believes" or is "confident" that a particular result "may" or "should" occur, that a particular item "bodes well," that the Company "looks forward" to a particular result, or similar statements. These statements involve many risks and uncertainties that could cause actual results to differ materially, including but not limited to economic, competitive, governmental and technological factors affecting the Company's operations, markets, products, services and prices. Accounting estimates are inherently forward-looking. Additional information about these and other factors that may adversely affect these forward-looking statements are contained in the Company's reports and filings with the Securities and Exchange Commission. The Company undertakes no obligation to update or revise any forward-looking statements to reflect developments or information obtained after the date of this news release.

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